Exhibit 99.1

FOR RELEASE, Wednesday, September 20, 2023	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2023 THIRD QUARTER RESULTS
Revenues of $1.59 Billion; Diluted Earnings Per Share of $1.80
Repurchased 1.5 Million Shares for $82.5 Million; Book Value Per Share Increased to $48.29
Net Orders Increased 52% to 3,097

LOS ANGELES (September 20, 2023) — KB Home (NYSE: KBH) today reported results for its third quarter ended August 31, 2023.
“We are pleased to report strong financial results for our third quarter, which exceeded our guidance ranges, driven in part by achieving higher deliveries, as we further compressed build times. We generated revenues of approximately $1.6 billion and, together with an operating margin of 11.3%, produced diluted earnings per share of $1.80. While our year-over-year comparisons reflect the record results we achieved in the prior-year quarter, we expect this quarter’s solid performance to contribute to a more profitable 2023 fiscal year than we had previously anticipated,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer.
“Demand was steady throughout the quarter, leading to a community absorption pace of 4.3 net orders per month, even though mortgage interest rates rose as the quarter progressed. With the choice, flexibility and affordability that our Built to Order model offers to our buyers, we believe we are well positioned to navigate the potential for shifting housing market conditions.”
“We have begun to increase our investment in land acquisition in support of our commitment to grow our community count in 2024 and beyond. Even with this higher investment, the level of operating cash flow we are generating enables us to both reinvest in our business and repurchase our common stock, and we expect to continue allocating our capital primarily in these two areas,” concluded Mezger.
Three Months Ended August 31, 2023 (comparisons on a year-over-year basis)
•Revenues totaled $1.59 billion, compared to $1.84 billion.
•Homes delivered decreased 7% to 3,375.
•Average selling price was $466,300, compared to $508,700.
•Homebuilding operating income totaled $179.2 million, compared to $325.1 million. The homebuilding operating income margin was 11.3%, compared to 17.7%. Excluding total inventory-related charges of $.6 million for the current quarter and $8.5 million for the year-earlier quarter, the homebuilding operating income margin was 11.4%, compared to 18.1%.
◦The Company’s housing gross profit margin of 21.5% decreased 520 basis points. Excluding the inventory-related charges associated with housing operations of $.6 million in the current quarter and $5.9 million in the year-earlier quarter, the housing gross profit margin remained at 21.5% and was down from 27.0%, primarily due to price decreases and other homebuyer concessions, higher construction costs and a shift in the mix of homes delivered.

◦Selling, general and administrative expenses as a percentage of housing revenues increased 130 basis points to 10.2%, mainly due to reduced operating leverage from lower housing revenues and higher sales commissions.
•The Company’s financial services pretax income rose to $9.9 million from $4.6 million, primarily due to an increase in the equity in income of the Company’s mortgage banking joint venture, KBHS Home Loans, LLC (“KBHS”). The Company’s equity in income of KBHS was nominal in the year-earlier quarter, reflecting a significant decrease in interest rate lock commitments following a surge in the 2022 second quarter, which was driven by the sharp rise in mortgage interest rates during that period.
◦KBHS originated 84% of the mortgage loans the Company’s homebuyers obtained to finance their home purchases, compared to 69%.
•Net income and diluted earnings per share were $149.9 million and $1.80, respectively, compared to $255.3 million and $2.86, which were the highest third-quarter levels in the Company’s history. The Company’s net income reflected an effective tax rate of approximately 23%, compared to approximately 22%.
Nine Months Ended August 31, 2023 (comparisons on a year-over-year basis)
•Homes delivered of 9,829 were roughly the same.
•Average selling price was $479,200, compared to $497,200.
•Revenues totaled $4.74 billion, compared to $4.96 billion.
•Net income was $439.9 million, compared to $600.3 million.
•Diluted earnings per share were $5.18, compared to $6.63.
Backlog and Net Orders (comparisons on a year-over-year basis, except as noted)
•Net orders for the third quarter grew 52% to 3,097, and net order value rose 54% to $1.51 billion. These increases reflected improved demand and a lower cancellation rate as compared to the year-earlier quarter, when the combination of rapidly rising mortgage interest rates, ongoing inflation and other macroeconomic concerns caused many prospective buyers to pause on their homebuying decision.
◦Monthly net orders per community increased to 4.3 from 3.1, and were above the Company’s historical third-quarter average, prior to pandemic-driven volatility.
◦Gross orders for the quarter were up 26% to 3,939, and the cancellation rate as a percentage of gross orders improved to 21%, compared to 35%. The cancellation rate also improved slightly from 22% in the 2023 second quarter.
•The Company’s ending backlog homes totaled 7,008, compared to 10,756. Ending backlog value was $3.40 billion, compared to $5.26 billion.
•The Company’s average community count increased 9% to 240, and ending community count expanded slightly to 230.
Balance Sheet as of August 31, 2023 (comparisons to November 30, 2022, except as noted)
•Cash and cash equivalents increased to $612.1 million, compared to $328.5 million, primarily due to cash generated from operations, partly offset by cash used for common stock repurchases and repayments of cash borrowings under the unsecured revolving credit facility.

◦The Company had total liquidity of $1.70 billion, including cash and cash equivalents and $1.08 billion of available capacity under its unsecured revolving credit facility, with no cash borrowings outstanding.
•Inventories totaled $5.19 billion, down 6%, reflecting the Company’s lower land-related investments in the 2023 first half and compressed build times driving additional deliveries. On a sequential basis, inventories were up slightly from the 2023 second quarter.
◦The Company’s investments in land and land development of $554.5 million for the three months ended August 31, 2023 were essentially equal to the year-earlier period. The Company’s investments in land and land development increased 40% from the 2023 second quarter, as land acquisition expenditures more than doubled.
◦The Company’s lots owned or under contract totaled 57,132, compared to 68,795, mainly reflecting homes delivered, reduced land acquisition and the abandonment of previously controlled lots. On a sequential basis, the Company’s lot count remained relatively flat.
▪Of the Company’s total lots, approximately 75% were owned and 25% were under contract, compared to 70% owned and 30% under contract.
•Notes payable decreased by $148.6 million to $1.69 billion, mainly due to repayments under the Company’s unsecured revolving credit facility. The Company’s debt to capital ratio improved to 30.6%, compared to 33.4%. On a year-over-year basis, this ratio improved 620 basis points from 36.8%.
•Stockholders’ equity increased to $3.83 billion, compared to $3.66 billion, primarily reflecting net income, partly offset by common stock repurchases.
◦In the 2023 third quarter, the Company repurchased approximately 1.5 million shares of its outstanding common stock at a total cost of $82.5 million, bringing its total repurchases in 2023 to approximately 5.7 million shares at a total cost of $249.6 million, or $44.10 per share. As of August 31, 2023, the Company had $325.4 million remaining under its current common stock repurchase authorization.
◦On July 13, 2023, the Company’s board of directors approved an increase in the Company’s quarterly cash dividend on its common stock to $.20 per share, up 33% from $.15 per share.
◦Book value per share of $48.29 increased 18% year over year.
Guidance
The Company is providing the following guidance for its 2023 full year:
•Housing revenues of approximately $6.31 billion.
•Average selling price of approximately $481,000.
•Homebuilding operating income as a percentage of revenues of about 11.3%, assuming no inventory-related charges.
◦Housing gross profit margin of approximately 21.3%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues anticipated to be roughly 10.0%.
•Effective tax rate of approximately 23%.
•Average community count up about 9% year over year, with ending community count of approximately 230.

Conference Call
The conference call to discuss the Company’s 2023 third quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States, operating in 47 markets from coast to coast, and building over 670,000 quality homes in our more than 65-year history. What sets KB Home apart is our focus on building strong, personal relationships with every customer — from those buying their first home to experienced buyers — so they have a real partner in the homebuying process. No two KB homes are the same. That’s because every home is uniquely built for each customer, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first national builder to make a broad commitment to building ENERGY STAR® certified homes, a standard that fewer than 10% of new homes nationwide meet, and KB Home has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to deliver greater comfort and well-being than new homes without certification. Reflecting the company’s commitment to creating an exceptional homebuying experience, KB Home is the #1 customer-ranked national homebuilder based on homebuyer satisfaction surveys from a leading third-party review site. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials and appliances, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve has increased sharply over the past year and may further increase to moderate inflation, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability or willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain homeowners insurance policies, which may depend on the ability and willingness of insurers to offer coverage in certain locations at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS; the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended August 31, 2023 and 2022
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2023	2022	2023	2022
Total revenues	$1,587,011	$1,844,895	$4,736,641	$4,963,746
Homebuilding:
Revenues	$1,579,719	$1,838,888	$4,716,102	$4,947,868
Costs and expenses	(1,400,477)	(1,513,778)	(4,178,269)	(4,188,736)
Operating income	179,242	325,110	537,833	759,132
Interest income	5,492	192	7,688	267
Equity in loss of unconsolidated joint ventures	(112)	(100)	(1,182)	(387)
Loss on early extinguishment of debt	—	(3,598)	—	(3,598)
Homebuilding pretax income	184,622	321,604	544,339	755,414
Financial services:
Revenues	7,292	6,007	20,539	15,878
Expenses	(1,530)	(1,510)	(4,360)	(4,219)
Equity in income of unconsolidated joint ventures	4,149	128	11,157	20,083
Financial services pretax income	9,911	4,625	27,336	31,742
Total pretax income	194,533	326,229	571,675	787,156
Income tax expense	(44,600)	(70,900)	(131,800)	(186,900)
Net income	$149,933	$255,329	$439,875	$600,256
Earnings per share:
Basic	$1.86	$2.94	$5.34	$6.82
Diluted	$1.80	$2.86	$5.18	$6.63
Weighted average shares outstanding:
Basic	80,175	86,487	81,790	87,538
Diluted	82,732	88,857	84,332	90,075

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	August 31, 2023	November 30, 2022
Assets
Homebuilding:
Cash and cash equivalents	$612,076	$328,517
Receivables	324,953	322,767
Inventories	5,185,875	5,543,176
Investments in unconsolidated joint ventures	56,390	46,785
Property and equipment, net	88,669	89,234
Deferred tax assets, net	145,968	160,868
Other assets	102,520	101,051
	6,516,451	6,592,398
Financial services	60,535	59,532
Total assets	$6,576,986	$6,651,930

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$389,918	$412,525
Accrued expenses and other liabilities	665,499	736,971
Notes payable	1,689,958	1,838,511
	2,745,375	2,988,007
Financial services	1,483	3,128
Stockholders’ equity	3,830,128	3,660,795
Total liabilities and stockholders’ equity	$6,576,986	$6,651,930

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Nine Months Ended August 31, 2023 and 2022
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2023	2022	2023	2022
Homebuilding revenues:
Housing	$1,573,684	$1,838,888	$4,710,067	$4,947,868
Land	6,035	—	6,035	—
Total	$1,579,719	$1,838,888	$4,716,102	$4,947,868

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,235,469	$1,347,999	$3,704,848	$3,711,863
Land	4,911	2,541	4,911	2,541
Subtotal	1,240,380	1,350,540	3,709,759	3,714,404
Selling, general and administrative expenses	160,097	163,238	468,510	474,332
Total	$1,400,477	$1,513,778	$4,178,269	$4,188,736

Interest expense:
Interest incurred	$26,810	$31,778	$80,609	$89,102
Interest capitalized	(26,810)	(31,778)	(80,609)	(89,102)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$29,305	$35,979	$87,373	$99,757
Depreciation and amortization	10,078	9,074	29,511	25,745

Average selling price:
West Coast	$692,400	$717,500	$694,500	$725,900
Southwest	418,800	436,600	431,100	424,400
Central	402,700	413,800	412,500	392,100
Southeast	389,200	375,500	394,100	363,200
Total	$466,300	$508,700	$479,200	$497,200

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Nine Months Ended August 31, 2023 and 2022 (Dollars in Thousands - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2023	2022	2023	2022
Homes delivered:
West Coast	732	1,156	2,320	3,099
Southwest	717	737	2,031	1,938
Central	1,258	1,072	3,495	3,142
Southeast	668	650	1,983	1,773
Total	3,375	3,615	9,829	9,952

Net orders:
West Coast	906	520	3,062	2,702
Southwest	656	430	1,915	1,897
Central	865	573	2,318	3,317
Southeast	670	517	1,880	2,248
Total	3,097	2,040	9,175	10,164

Net order value:
West Coast	$638,643	$317,329	$2,044,331	$2,007,677
Southwest	296,811	191,868	819,543	860,677
Central	296,255	272,288	800,936	1,472,381
Southeast	280,671	197,484	749,087	916,722
Total	$1,512,380	$978,969	$4,413,897	$5,257,457

	August 31, 2023		August 31, 2022
	Homes	Value	Homes	Value
Backlog data:
West Coast	2,029	$1,356,175	2,044	$1,523,092
Southwest	1,576	692,175	2,153	948,761
Central	1,812	678,994	4,086	1,789,006
Southeast	1,591	668,045	2,473	1,000,455
Total	7,008	$3,395,389	10,756	$5,261,314

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2023	2022	2023	2022
Housing revenues	$1,573,684	$1,838,888	$4,710,067	$4,947,868
Housing construction and land costs	(1,235,469)	(1,347,999)	(3,704,848)	(3,711,863)
Housing gross profits	338,215	490,889	1,005,219	1,236,005
Add: Inventory-related charges (a)	631	5,923	10,207	6,830
Adjusted housing gross profits	$338,846	$496,812	$1,015,426	$1,242,835
Housing gross profit margin	21.5%	26.7%	21.3%	25.0%
Adjusted housing gross profit margin	21.5%	27.0%	21.6%	25.1%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.